UNIVERSAL MONEY Letterhead



June 12, 1997



Mr. David Bonsal
President
Universal Funding, Corp.
6800 Squibb Road
Mission, Kansas  66202

Dear Mr. Bonsal:

I am writing this Letter of Understanding between Universal Money Centers, Inc. ("UMC") and Universal Funding, Corp. ("UFC") to clarify the relationship between the Parties as it pertains to the business in El Paso, Texas. Very simply, it is the intention of this letter to establish that as of January 1, 1996, the business in the El Paso market will be treated significantly similar to the business in the Kansas City and St. Louis Markets, thus bringing the El Paso market in line with the provisions and intentions of the Original Agreement between the Parties dated August 15, 1989.

The Parties hereby agree that the prior "In good faith" understanding dated 5/8/95 shall be null and void effective January 1, 1996. From that date forward, UFC shall not pay Management, Deluxe, Switch, or Employee fees.

UMC agrees to lease for the nominal amount of $10 each per month on a month-to-month basis ("Rental Amounts") all ATMs owned by UMC and to which UFC is providing vault cash services.

Although not originally provided for by Paragraph II.B. of the Agreement between the Parties dated August 15th, 1989, UMC hereby agrees to allow UFC to deduct these Rental Amounts as expenses against UMC's Compensation.

Sincerely,                                Agreed,


/s/ Dave Windhorst             6/12/97    /s/ David Bonsal
--------------------------------------    -------------------------------------
Dave Windhorst, President                 David Bonsal, President
Universal Money Centers, Inc.             Universal Funding Corp.